EXHIBIT 12.1


                               CELGENE CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   HISTORICAL
                          (IN THOUSANDS, EXCEPT RATIOS)

                                          SIX MONTHS                                  YEARS ENDED
                                         ENDED JUNE 30,                               DECEMBER 31,
                                        --------------  -------------  -------------  -------------  -------------  -------------
                                             2003           2002           2001           2000            1999           1998
                                        --------------  -------------  -------------  -------------  -------------  -------------
Income(loss) from continuing
   operations before income taxes           4,191         (101,099)       (4,136)        (18,813)        (32,655)       (36,379)

Add:
      Fixed Charges                         1,461            1,348           893           3,300           4,292          1,352
Less:
      Capitalized interest                     --               --            --              --              --             --
                                        --------------  -------------  -------------  -------------  -------------  -------------
             Income(loss) adjusted          5,652          (99,751)       (3,243)        (15,513)        (28,363)       (35,027)
                                        --------------  -------------  -------------  -------------  -------------  -------------

Fixed Charges:
       Interest expense                       594               27            83           1,611           3,244            661

       Amortization of debt issuance
           costs and discounts on
           note obligation                    200               --            29             975             443             47

      Portion of rent representative
          of the interest factor              667            1,321           781             714             605            644
                                        --------------  -------------  -------------  -------------  -------------  -------------

             Fixed charges                  1,461            1,348           893           3,300           4,292          1,352
                                        --------------  -------------  -------------  -------------  -------------  -------------
Deficiency of earnings available to
     cover fixed charges                       --         (101,099)       (4,136)        (18,813)        (32,655)       (36,379)

Ratio of earnings to fixed charges           3.87               --            --              --              --             --